May 8, 2003

SBC Communications Inc.
175 E. Houston Street
San Antonio, Texas 78299

Dear Ladies and Gentlemen:

Note 1 of the Notes to the Consolidated Financial Statements of SBC Communications Inc. included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 describes a change in the method of accounting for directory revenues and expenses from the issued basis method, which recognizes revenues and expenses at the time the related directories are delivered, to the amortization method, which recognizes revenues and expenses ratably over the life of the directory publications. There are no authoritative criteria for determining a “preferable” method to account for directory revenues and expenses based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with auditing standards generally accepted in the United States of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, and therefore we do not express any opinion on any financial statements of SBC Communications Inc. subsequent to that date.

Very truly yours,

/s/Ernst & Young LLP
Ernst & Young LLP
San Antonio, Texas